UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 29, 2009

XERIUM TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32498	42-1558674
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

8537 Six Forks Road, Suite 300, Raleigh, North Carolina 27615

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (919) 526-1400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Definitive Material Agreement

As previously disclosed, Xerium Technologies, Inc. (the “Company”) has created a steering committee of its Board of Directors to explore strategic initiatives to address long-term solutions to its credit issues. The Steering Committee has engaged Rothschild Inc. as its financial advisor to assist in this process. Strategic alternatives under consideration include, among other things, amending the financial covenants to the Company’s Amended and Restated Credit Guaranty Agreement (the “Credit Agreement”), dated as of May 30, 2008, entered into by and among the Company, certain subsidiaries of the Company, Citicorp North America, Inc. as Administrative Agent, Citicorp North America, Inc. as Collateral agent, and the lenders party thereto; restructuring or replacing some or all of the Company’s outstanding debt; and seeking additional equity capital or other strategic transactions, many of which could involve an issuance of equity or other securities.

The Credit Agreement requires that the Company meet certain operating requirements and financial ratios in order to avoid a default or event of default under the Credit Agreement, and, as previously disclosed, the Company anticipates that it will not be in compliance with the interest coverage, maximum leverage and fixed charge coverage covenants for the period ending September 30, 2009. Therefore, to provide the Company additional time to work with its creditors and stockholders to find long-term solutions to its credit issues, on September 29, 2009, the Company entered into Waiver and Amendment No. 1 (the “Waiver Agreement”) to the Credit Agreement. Absent the Waiver Agreement, failure to meet these financial covenants would constitute an event of default under the Credit Agreement and potentially could lead to acceleration of the Company’s loan obligations. As of September 29, 2009, the total amount outstanding under the Credit Agreement was approximately $623 million.

Pursuant to the Waiver Agreement, the lenders agreed to waive any violation of the interest coverage, maximum leverage and fixed charge covenants under the Credit Agreement until the earliest of (i) the occurrence of any other default under the Credit Agreement, (ii) the Company’s failure to comply with any term of the Waiver Agreement or (iii) December 15, 2009 (the “Waiver Period”). The Company agreed that during the Waiver Period no new revolving loans may be made to the Company, and the lenders would not be required to make any loans to the Company, except that the Company may request new letters of credit in an amount up to $3.5 million for equipment purchases and request extension of the expiration dates for certain outstanding letters of credit. The Waiver Agreement also requires the Company to report certain additional financial information to the lenders on a regular basis.

In connection with the Waiver Agreement, the Company is required to pay aggregate fees to the lenders of approximately (i) $1.5 million in cash to be paid at the time of the effectiveness of the Waiver Agreement and (ii) $1.5 million to be deferred to the maturity date for the loans under the Credit Agreement and to accrue interest at the rate applicable to the loans until that time. In addition, during the period between September 29, 2009 and December 15, 2009 the outstanding balance under the Credit Agreement will bear interest at a rate that is 1.0% per year in excess of the non-default rate otherwise payable during that period under the Credit Agreement.

Even with the additional time provided by the Waiver Agreement, there can be no assurance that the Company will be able to complete any strategic initiatives to resolve its credit issues on satisfactory terms, or at all, and any such strategic initiatives involving issuances of equity are likely to be highly dilutive to existing stockholders. If the Company is unable to execute on its strategic initiatives prior the expiration of the Waiver Period, the Company’s failure to comply with the financial covenants of the Credit Agreement as of September 30, 2009 would be a default under that Agreement, absent a further waiver of those terms, which may not be available at that time.

The description of the Waiver Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the Waiver Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

This report contains forward-looking statements involving risks and uncertainties, both known and unknown that may cause actual results to differ materially from those indicated. Actual results may differ materially due to a number of factors, including the Company’s ability to complete any strategic alternative prior to the expiration of the Waiver Period, the Company’s ability to obtain a further waiver of the Credit Agreement if necessary and those factors discussed in the Company’s report on Form 10-K for the year ended December 31, 2008, its subsequent reports on Form 10-Q and other filings made by the Company with the Securities and Exchange Commission. Any forward-looking statements included in this report are as of the date made and the Company does not intend to update them if its views later change. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this report.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are filed herewith.

Exhibit No.	Description
10.1	Waiver and Amendment No. 1 to Credit Agreement, dated as of September 29, 2009, by and among Xerium Technologies, Inc., certain subsidiaries of Xerium Technologies, Inc. and certain financial institutions as the Lenders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XERIUM TECHNOLOGIES, INC.

Date: September 30, 2009	By:	/s/ Stephen R. Light
	Name:	Stephen R. Light
	Title:	President, Chief Executive Officer and Chairman

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Waiver and Amendment No. 1 to Credit Agreement, dated as of September 29, 2009, by and among Xerium Technologies, Inc., certain subsidiaries of Xerium Technologies, Inc. and certain financial institutions as the Lenders.